Exhibit 10.4

                                                                                                31 December 2001

PERSONAL & CONFIDENTIAL

Ms. Cynthia Carroll

Dear Cynthia:

I wish to confirm my discussion with you pertaining to the position of Senior Vice President of Alcan Inc. and President, Alcan Primary Metal Group, effective on 1 January 2002.  You will report to the Office of the President and you will be located in Montreal.

Salary

Your base salary will be US$425,000 per annum, effective 1 January 2002.  Your salary will be reviewed annually on the basis of competitive US compensation data.  Your job grade will be administered at 52 under Alcan's structure.

Annual Bonus

You will participate in Alcan's Executive Performance Award Plan (EPA) with a guideline bonus of 75% of the mid-point salary (US$441,000).  Under the modified EPA program, award payment will be related to the global performance of the Alcan Primary Metal Group as well as your own personal performance.

Long Term Incentive (Stock Option and Relative TSR Program)

At this point in time, we cannot provide you with all the specific details of the new Long Term Incentive Program.  These should be available to you over the next few months.

On the other hand we can confirm that the combined target compensation value of the two Plans (Stock Option and TSR Performance Plan) will be equal to approximately US$1,000,000 for 2002 with half this value provided in stock options and the other half provided under the new TSR Performance Plan.  The compensation value of approximately US$1,000,000 will be revised annually on the basis of competitive US compensation data.  The Awards under both Plans are subject to approval by the Personnel Committee of the Board.

Pension Plan

We are currently reviewing the pension coverage of senior executives and may propose some modifications pertaining to the different top hat programs in existence.  Changes, if any, will be effective from 1 January 2002, but are not likely to be known before the end of the 1st Quarter 2002.

Thus, on an interim basis, from 1 January 2002, you will continue to participate in your current pension plan, at the pensionable earnings level in existence on 31 December 2001.  As soon as we complete the design of the executive top hat plan and its valuation, we will communicate the proposed changes.  We intend to have this work completed by the end of the 1st Quarter 2002.

Pay Disbursement and Benefits

Alcan Inc. will disburse all payments and as such you will participate in all Employee Benefits Programs and the Flexperk Program available to Canadian based employees, except that we will maintain your participation in the Alcancorp Pension Plan (ACPP) and US Social Security Programs.  The employee costs of these programs, if any, will be for your account.

Tax Equalization

While working in Canada, we will provide you with a tax equalization payment to compensate for the tax differential between Canada and Cleveland (federal, state and local income taxes).  The tax equalization will be applied to Base Salary, the EPA bonus payment and payments under the TSR Performance Plan.  Recognizing that there are potentially different tax treatments on TSR's and stock options in the US and Canada, the intent is that the net affect be tax neutral to you compared to the US.  In order to achieve this result you will be tax equalized on any excess taxes due from exercising TSR's in Canada offset by the savings, if any, of exercising stock options during the same tax year.

Termination

Should your employment be terminated without cause, Alcan will pay you a termination allowance equal to 24 months base salary and EPA guideline, calculated at the date of termination.  The amount will be paid as a lump sum or as salary continuance at your choice.  In the event you elect salary continuance, you will continue to participate in the benefit programs for the period of salary continuance except that the long-term disability plan and the accrual of vacation cease on termination date.  No option grants are made during the salary continuance period.

Change of Control/Confidentiality/Non-Competition

Your Change of Control Agreement continues to be in force.  Furthermore, you are asked to sign the attached confidentiality and non-competitive agreements.

                                                                                 2

Acceptance

Please sign and return a copy of this letter indicating your acceptance of the terms and conditions described in it.

The terms and conditions outlined in this letter replace any previous contractual arrangements and constitute the full terms and conditions of employment.

                                                                                     /s/ Travis Engen

                                                                                    Travis Engen

                                                                                    Chief Executive Officer

I accept the terms and conditions described above.

/s/ Cynthia Carroll                                                                      16 January 2002

            Cynthia Carroll                                                                        date